EXHIBIT 99

BLACK HILLS CORPORATION REPORTS STRONG

2007 FOURTH QUARTER AND ANNUAL RESULTS

RAPID CITY, SD—February 7, 2008—Black Hills Corporation (NYSE: BKH) today announced quarterly and annual financial results for the year 2007.

For the three months ended December 31, 2007, income from continuing operations was $24.8 million, or $0.65 per share, compared to $20.9 million, or $0.62 per share, reported for the same period ended December 31, 2006. Net income for the three months ended December 31, 2007 was $23.8 million, or $0.62 per share, compared to $20.8 million, or $0.62 per share for the same period in 2006. Compared to the fourth quarter of 2006, income from continuing operations in the fourth quarter of 2007 primarily was affected by the following factors:

• a $5.6 million increase in energy marketing earnings;

• a $1.9 million increase in electric utility earnings;

• a $0.5 million increase in oil and gas earnings;

• a $(0.3) million decrease in power generation earnings;

• a $(1.0) million decrease in electric and gas utility earnings; and

• a $3.2 million increase in unallocated corporate costs.

For the twelve months ended December 31, 2007, income from continuing operations was $100.1 million, or $2.68 per share, compared to $74.0 million, or $2.21 per share, reported for the same period ended December 31, 2006. Net income for the twelve months ended December 31, 2007 was $98.8 million, or $2.64 per share, compared to $81.0 million, or $2.42 per share for the same period in 2006. Compared to 2006, income from continuing operations in 2007 primarily was affected by the following factors:

• a $16.9 million increase in energy marketing earnings;

• a $6.2 million increase in electric utility earnings;

• a $1.5 million increase in power generation earnings;

• a $1.3 million increase in electric and gas utility earnings; and

• a $0.4 million increase in unallocated corporate costs.

YEAR IN REVIEW

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said, “In 2007, our Company achieved numerous operational and strategic milestones while delivering strong financial results. Earnings per share, on a continuing operations basis, were 21 percent stronger compared to 2006, which included the dilutive effects of the issuance of 4.17 million shares of common stock during 2007.

“Our list of accomplishments in 2007 is impressive, and based on the strength of our results, 2008 becomes our 38thconsecutive year of dividend increases,” Emery said. “Contributing to our annual earnings growth were our electric utility, electric and gas utility, energy marketing and power generation business segments. Our electric utility benefited from a rate increase and improved off-system wholesale sales during the fourth quarter. At our electric and gas utility, stable operations were supplemented by a lower effective tax rate related to the equity component of the allowance for funds used during construction (AFUDC) and tax credits. Energy marketing capitalized on favorable market conditions that prevailed throughout the year. This business segment also expanded its core producer services in 2007. Our non-regulated power generation segment increased its earnings through normal operations with high plant availability, the receipt of proceeds from an insurance claim settlement, and lower interest expense, partially offset by charges relating to asset impairment.

“Successful power plant construction and planning were highlights for us in 2007,” continued Emery.

“We began constructing the Valencia plant, a 149-megawatt gas-fired facility in New Mexico, and it is on track for the start of commercial operations this summer. Wygen II, our 95-megawatt coal-fired plant, was completed on schedule and on-budget, and was included in rate base beginning January 1, 2008. We also advanced the permitting process for its twin plant, Wygen III, and only one more regulatory step remains, obtaining a Certificate of Public Convenience and Necessity from the Wyoming Public Service Commission.”

Emery said, “We set two production records in 2007. Our coal mine produced and sold more than 5 million tons for the first time. We also expect record coal production in 2008, as we will supply fuel for the new Wygen II facility and provide additional coal to the Dave Johnston power plant under the terms of a new four-year contract. Our oil and gas operations had their tenth consecutive year of production increases. Total production increased 1.5 percent to 14.6 billion cubic feet equivalent (Bcfe), less than our targeted long-term annual growth rate of 2 to 4 percent. Proved reserves grew 4 percent to approximately 208 Bcfe.

“Regarding our pending acquisition of Aquila utility properties, we and our counter-parties, Aquila and Great Plains Energy, continue to work diligently with regulatory authorities to complete the transaction. Recently, all three companies extended the terms of our definitive agreements to accommodate the regulatory approval process, with hearings pending in the states of Missouri, Kansas and Colorado. All other federal, state and shareholder approvals or reviews have been obtained. We are striving to close the transaction as soon as practical, most likely early in the second quarter.

“In 2007, we initiated an evaluation of our assets and asset mix, resulting in a strategic assessment of several of our non-regulated power plants. That review is progressing, and we are encouraged by its findings thus far. We would expect to make a decision related to the possible sale of certain of these assets during the second quarter of 2008.

“Our treasury activities were eventful throughout 2007. We successfully raised approximately $150 million of equity through a private placement, arranged $1 billion in interim financing for the pending utility asset acquisition, and financed Wygen II with $110 million of first mortgage bonds.

“Our current earnings guidance for 2008 is unchanged from our range of $2.35 to $2.55 per share from continuing operations, as disclosed in November 2007,” said Emery. “That range does not include our estimate of $0.10 to $0.20 per share of pre-close transaction costs related to the Aquila acquisition to be expensed in early 2008. We expect the Aquila transaction to be dilutive in the first full year of ownership, due primarily to transition and integration costs. We expect the acquisition to become accretive in the second full year of ownership. Following the conclusion of our strategic review of non-regulated power generation facilities and the completion of the Aquila transaction, we expect to provide updated guidance for 2008.

“We are very pleased with our achievements in 2007. Our solid financial foundation at year-end supports us as we prepare for the pending acquisition of Aquila utility properties. We remain focused on completing that transaction and other elements of our long-term strategic plan.” Emery concluded, “The year 2008 marks the 125th year of Black Hills Corporation, whose roots lie in the creation of the Black Hills Electric Light Company in 1883, serving the gold mining town of Deadwood, South Dakota. We will be celebrating this milestone anniversary throughout the year, as we honor our great employee team and our tradition of service to our customers while we earn solid returns for our shareowners. Indeed, our heritage is one of evolution and progress, and we are excited about the years to come.”

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues:
Retail Services	$79,481	$82,419	$301,514	$323,003
Wholesale energy	103,603	91,148	394,400	333,833
Corporate	—	4	—	46
	$183,084	$173,571	$695,914	$656,882

Net income (loss) available for common stock: Continuing operations –
Retail Services	$8,749	$7,875	$31,633	$24,188
Wholesale energy	20,124	13,930	74,363	55,372
Corporate	(4,122)	(887)	(5,872)	(5,514)
Income from continuing operations	24,751	20,918	100,124	74,046
Discontinued operations(a)	(994)	(87)	(1,352)	6,973
Net income	$23,757	$20,831	$98,772	$81,019

Weighted average common shares outstanding:
Basic	37,658	33,243	37,024	33,179
Diluted	38,063	33,621	37,414	33,549

Earnings per share:
Basic –
Continuing operations	$0.66	$0.63	$2.70	$2.23
Discontinued operations	(0.03)	—	(0.04)	0.21
Total	$0.63	$0.63	$2.66	$2.44
Diluted –
Continuing operations	$0.65	$0.62	$2.68	$2.21
Discontinued operations	(0.03)	—	(0.04)	0.21
Total	$0.62	$0.62	$2.64	$2.42

(a) 2007 and 2006 discontinued operations reflect the after-tax results of operations at the Company’s oil marketing and transportation business. The assets of this business were sold in March 2006 with current period activity resulting from completion of business matters.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding)

Retail Services

Quarterly results.

Income from continuing operations from the Retail Services business group for the three-month period ended December 31, 2007 was $8.7 million, compared to $7.9 million in 2006. Business segment results were as follows:

•      Electric utility segment income from continuing operations was $7.5 million in 2007 and $5.6 million in 2006. Compared to 2006, results in 2007 reflected increased retail sales revenues resulting from higher rates that went into effect on January 1, 2007 and increased revenues and margins from off-system sales which were positively impacted by the availability of test energy from the Wygen II power plant.

•      Electric and gas utility segment income from continuing operations decreased to $1.2 million compared to
$2.2 million in 2006. While gross utility margins were stable, the results reflect higher operating expenses due to increased administrative and labor costs, partially offset by lower depreciation rates and bad debt expense.
In addition, 2006 results benefited from a positive fourth quarter adjustment to AFUDC income, while 2007 earnings benefited from a lower effective tax rate related to tax credits and the tax treatment of AFUDC.

Annual results.

Income from continuing operations from the Retail Services business group for the twelve-month period ended December 31, 2007 was $31.6 million, compared to $24.2 million in 2006. Business segment results were as follows:

•      Electric utility segment income from continuing operations increased to $24.9 million in 2007, compared to
$18.7 million in 2006. Results in 2007 reflected increased retail sales revenues, resulting from higher rates that went into effect on January 1, 2007 and a 3 percent increase in MWh sales. Results in 2007 also reflected higher depreciation and increased plant maintenance costs, as 2007 maintenance on the remainder of our plant fleet exceeded the maintenance costs of our 2006 planned outage at the Wyodak plant. These results were partially offset by lower assessed property taxes and increased interest income.

•      Electric and gas utility segment income from continuing operations increased to $6.7 million compared to $5.5 million in 2006. Utility gross margins were stable and operating expenses were similar to 2006 as decreased depreciation from lower depreciation rates and lower bad debt expenses were offset by higher allocated corporate costs and other operating expenses. Improved results in 2007 were primarily related to increased AFUDC income and a lower effective tax rate due to the tax effects on AFUDC income and certain tax credits associated with the construction of Wygen II.

The following tables provide certain Retail Services business group operating statistics:

Electric Utility (Black Hills Power)	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Retail sales–MWh	408,815	402,566	1,678,138	1,632,352
Contracted wholesale sales – MWh	166,782	165,475	652,931	647,444
Off-system sales – MWh	252,438	222,263	678,581	942,045
	828,035	790,304	3,009,650	3,221,841
Regulated power plant availability: Coal-fired plants Other plants Total availability	97.2% 99.0% 98.1%	98.8% 95.7% 97.2%	95.3% 99.6% 97.4%	95.5% 98.7% 97.1%
Electric and Gas Utility (Cheyenne Light, Fuel & Power)
Electric sales – MWh	240,452	234,212	958,287	919,938
Gas sales – Dekatherm (Dth)	1,251,364	1,318,452	4,427,902	4,387,767

Wholesale Energy Group

Quarterly results.

Income from continuing operations from the Wholesale Energy business group for the three-month period ended December 31, 2007 was $20.1 million, compared to $13.9 million in 2006. Business segment results were as follows:

•      Energy marketing income from continuing operations was $10.3 million, compared to $4.7 million in 2006. Gross marketing margins increased $7.9 million after-tax as continued basis differential volatility prevailed in natural gas markets. The unrealized mark-to-market component of recognized marketing margins was $0.9 million after tax, compared to $(3.7) million after-tax in 2006. Operating expenses increased primarily due to higher compensation resulting from higher realized gross margins and increased state business taxes, partially offset by lower legal expenses. Compared to 2006, physical volumes marketed decreased 13 percent and 10 percent for natural gas and crude oil, respectively.

•      Power generation income from continuing operations decreased to $5.3 million, compared to $5.6 million in 2006. Included in 2007 results were lower earnings from our investment partnerships, primarily as a result of a partnership impairment charge for the Glenns Ferry and Rupert power plants, in which we hold a 50 percent ownership interest. This was partially offset by a $1.6 million after-tax earnings impact of insurance proceeds received relating to the 2006 Las Vegas II plant outages, and lower interest expense.

•      Oil and gas income from continuing operations was $2.8 million in 2007, compared to $2.3 million in 2006. Revenues were similar to 2006, as a 5 percent decrease in production on an Mcf-equivalent basis, a 6 percent decrease in average hedged gas price received and an accrual for royalty settlements were partially offset by a
37 percent increase in average hedged price received for crude oil. Total operating expense decreased 5 percent primarily due to lower depletion expense compared to 2006 which included a fourth quarter 2006 adjustment related to the impact of downward revisions to year-end 2006 reserves.

•      Coal mining income from continuing operations was $1.8 million in both 2007 and 2006. Revenues increased
14 percent primarily due to a 13 percent increase in average price received. Operating expense increased
23 percent due to increased mining and overburden removal costs and higher royalties.

Annual results.

Income from continuing operations from the Wholesale Energy business group for the twelve-month period ended December 31, 2007 was $74.4 million, compared to $55.8 million in 2006. Business segment results were as follows:

•      Energy marketing income from continuing operations was $34.2 million, compared to $17.3 million in 2006.
Gross marketing margins increased $27.3 million after-tax as continued basis differential volatility prevailed in natural gas markets. Mark-to-market gains increased $8.0 million over the losses reported in the previous year. Higher operating expenses were primarily related to higher compensation resulting from higher realized gross margins, and increased state business taxes. Compared to 2006, average daily physical volumes marketed increased 9 percent for natural gas and decreased 2 percent for crude oil.

•      Power generation income from continuing operations increased to $21.4 million, compared to $19.9 million in 2006. Increased earnings were primarily the result of lower interest expense and increased earnings from the Las Vegas II plant due to a $1.6 million after-tax benefit for the receipt of insurance proceeds and a full year of operations as compared to 2006 in which the plant incurred outages. This was partially offset by a 2007 after-tax charge of $1.8 million related to the impairment of the Ontario power plant and lower investment partnership earnings primarily as a result of a partnership impairment charge for the Glens Ferry and Rupert power plants in which we hold a 50 percent interest.

•      Oil and gas income from continuing operations was $12.7 million in both 2007 and 2006. Revenues increased 7 percent as overall production increased 1.5 percent on an Mcf-equivalent basis, and average hedged price received for crude oil and natural gas increased 19 percent and 1 percent, respectively. Total operating expense increased 10 percent, due primarily to increased depletion expense, higher labor costs, and higher operation and maintenance expenses resulting from an increased number of active wells and higher industry-wide service and equipment costs. Interest expense also increased for the year due to increased borrowings to fund drilling and exploration activity.

•      Coal mining income from continuing operations increased to $6.1 million in 2007, compared to $5.9 million in 2006. Revenues increased 17 percent due to a 7 percent increase in sales volumes at an average price that was 13 percent higher. Operating expense increased 24 percent due to higher costs related to increased mining and overburden removal costs and higher royalties from increased revenues.

The following tables contain certain Wholesale Energy operating statistics:

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Coal mining:
Tons of coal sold	1,254,000	1,239,000	5,049,000	4,717,000
Oil and gas production:
Mcf equivalent sales	3,632,490	3,806,900	14,626,640	14,414,240
Energy marketing average daily volumes:
Natural gas physical – MMBtus	1,636,900	1,883,800	1,743,500	1,598,200
Crude oil physical – barrels	7,400	8,200	8,600	8,800 (a)
(a) Daily oil volumes represent the commencement of oil marketing out of our Golden, Colorado energy marketing operation beginning in May 2006.

	Three months ended December 31,		Twelve months ended December 31,
Power generation:	2007	2006	2007	2006
Contracted fleet power plant availability: Coal-fired plant Natural gas-fired plants Total availability	94.9% 94.5% 94.6%	92.8% 99.2% 99.0%	94.4% 97.6% 97.3%	95.4% 92.7% 93.4%

Corporate

Quarterly results.

Corporate loss for the three month period ended December 31, 2007 was $4.1 million, compared to a loss of $0.9 million for the same period in 2006. The increase in unallocated costs was primarily due to increased transitional and integration costs related to the pending purchase of certain Aquila assets and a $0.7 million after-tax donation to the Black Hills Corporation Foundation.

Annual results.

Corporate loss for the year ended December 31, 2007 was $5.9 million, compared to a loss of $5.5 million for the same period in 2006. The increase in unallocated costs was primarily from increased transitional and integration costs related to the pending purchase of certain Aquila assets and a $0.7 million after-tax donation to the Black Hills Corporation Foundation. Unallocated costs in 2006 reflect incremental acquisition costs for the Aquila assets, expensed development cost associated with our activities related to Northwestern Corporation and unallocated interest charges. For the twelve months ended December 31, 2007, we have expensed $4.8 million after-tax, or $0.13 per share, in costs related to the Aquila transaction. In addition to these expensed costs, we capitalized an additional $19.1 million in transaction-related costs.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call tomorrow, Friday, February 8, 2008 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 230-1092. When prompted, indicate that you wish to participate in the “Black Hills Conference Call.” A replay of the conference call will be available through February 15, 2008 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 907773.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our utilities are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2006 Annual Report on Form 10-K and Item 1A of Part II of our 2007 Quarterly Reports on Form 10-Q filed with the SEC, and the following:

•      Our ability to obtain favorable regulatory rulings when we seek to secure cost recovery for utility operations when we make periodic applications to recover costs for fuel and purchased power; and when we seek to add power generation assets into our rate base;

• Our ability to complete acquisitions for which definitive agreements have been executed;
• Our ability to obtain regulatory approval of acquisitions which, even if approved, could impose financial and operating conditions or restrictions that could impact our expected results;
• Our ability to successfully integrate and profitably operate any future acquisitions;
• The results of our evaluation of strategic alternatives that could change our business mix, asset size and capital structure;
• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
• Our ability to successfully maintain or improve our corporate credit rating;
• Our ability to complete the permitting, construction, start up and operation of power generating facilities in a cost-effective and timely manner;

•      Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

• Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and actual future production rates and associated costs;
• The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

•      The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
• Industry and market changes, including the impact of consolidations and changes in competition;
• The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
• Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;
• Other factors discussed from time to time in our other filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.